November 6, 2020

PRESS RELEASE

Century Casinos, Inc. Announces Record Third Quarter Results Driven by Acquired US Casinos

Colorado Springs, Colorado –November 6, 2020 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) today announced its financial results for the three and nine months ended September 30, 2020.

Third Quarter 2020 Highlights*

•	Net operating revenue was $95.7 million, compared to $52.9 million for the three months ended September 30, 2019, an increase of 81%.
•	Earnings from operations were $15.0 million, compared to $3.5 million for the three months ended September 30, 2019, an increase of 331%.
•	Net earnings attributable to Century Casinos, Inc. shareholders were $3.7 million, compared to $0.5 million for the three months ended September 30, 2019, an increase of 678%.
•	Adjusted EBITDA** was $22.2 million, compared to $7.1 million for the three months ended September 30, 2019, an increase of 213%.
•	Earnings per share were $0.13.
•	Book value per share*** at September 30, 2020 was $3.55.

The Company’s third quarter 2020 results were significantly impacted by the acquisition of Mountaineer Casino, Racetrack & Resort, Century Casino Cape Girardeau and Century Casino Caruthersville (the “Acquired Casinos”) in December 2019.

COVID-19 Update

In late 2019, an outbreak of COVID-19 was identified in China and has since spread throughout much of the world. Between March 13, 2020 and March 17, 2020, the Company closed all of its casinos, hotels and other facilities to comply with quarantines issued by governments to contain the spread of COVID-19. The Company’s Polish locations reopened on May 18, 2020 and its North American operations reopened between June 1, 2020 and June 17, 2020.

Although the Company’s results of operations and cash flow improved significantly in the third quarter of 2020, the COVID-19 pandemic has had an adverse effect on the Company’s results of operations and financial condition for the nine months ended September 30, 2020, and the Company expects this situation will continue to have an adverse impact on its results for the remainder of 2020 and perhaps into 2021. The duration and ultimate impact of the COVID-19 pandemic otherwise remains uncertain.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

*** The Company defines book value per share as total Century Casinos, Inc. shareholders’ equity divided by outstanding common shares.

The Company’s casinos have varied their operations based on the governmental health and safety requirements in the jurisdictions in which they are located. In Colorado, each city has different gaming floor restrictions. In Cripple Creek, the full slot floor is open but table games are expected to remain closed through 2020. In Central City, the casino is currently operating approximately 65% of the slot machines and table games are reopened, with the exception of craps and roulette which closed in October 2020. For both Colorado cities there are capacity restrictions within the casinos and alcohol sales must stop at midnight but the casinos are able to operate 24/7. In Missouri, the full gaming floor is open, hours of operation are reduced, and food outlets that have reopened have limited operating hours. In West Virginia, the majority of the gaming floor has reopened, the gaming floor is limited to machines that are six feet apart or with barriers, food and beverage outlets have reopened with limited hours of operation, the convention space remains closed and is anticipated to remain closed through 2020, hours of operation are limited to 10:00 a.m. to 2:00 a.m., there are capacity restrictions within the casino, and the hotel is operating with limited rooms available. In Canada, the gaming floors are currently operating approximately 60% of the total gaming machines, hours of operation are limited to 9:30 a.m. to 3:00 a.m., there are restrictions on spectators at the racetracks, and the hotel and showroom in Edmonton remain closed. In Poland, the gaming floors are fully reopened, alcohol sales are currently suspended and there are capacity restrictions within the casinos.

Third Quarter 2020 Results

The consolidated results for the three and nine months ended September 30, 2020 and 2019 are as follows:

	For the three months			For the nine months
Amounts in thousands, except per share data	ended September 30,			ended September 30,
Consolidated Results:	2020	2019	% Change	2020	2019	% Change
Net Operating Revenue	$95,706	$52,935	81%	$219,466	$150,990	45%
Earnings (Loss) from Operations	15,014	3,480	331%	(18,872)	9,524	(298%)
Net Earnings (Loss) Attributable to Century Casinos, Inc. Shareholders	$3,748	$482	678%	$(54,715)	$985	(5655%)

Adjusted EBITDA**	$22,214	$7,093	213%	$30,036	$20,506	47%

Earnings (Loss) Per Share Attributable to Century Casinos, Inc. Shareholders:
Basic and Diluted	$0.13	$0.02	550%	$(1.85)	$0.03	(6267%)

“Following the reopening of our casinos in June 2020, our results of operations and cash flow improved significantly in the third quarter of 2020. We are very pleased to report all-time records in quarterly net operating revenue and Adjusted EBITDA driven by our recent acquisition of the Eldorado properties. The record results confirm the transformational nature the acquisition has had on the Company, with 79% of our Adjusted EBITDA coming from operations in the United States,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos remarked. “In the third quarter, we also continued to focus on streamlining our cost structure and were able to achieve additional operational efficiencies, resulting in significant operating margin expansion,” Haitzmann and Hoetzinger concluded.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

2/12

Reportable Segment  Results*

The table below shows the Company’s reporting units and operating segments that are included in each of the Company’s reportable segments as of September 30, 2020:

Reportable Segment	Operating Segment	Reporting Unit
United States	Colorado	Century Casino & Hotel - Central City
Century Casino & Hotel - Cripple Creek
	West Virginia	Mountaineer Casino, Racetrack & Resort
	Missouri	Century Casino Cape Girardeau
Century Casino Caruthersville
Canada	Edmonton	Century Casino & Hotel - Edmonton
Century Casino St. Albert
Century Mile Racetrack and Casino
	Calgary	Century Casino Calgary
Century Downs Racetrack and Casino
Century Bets! Inc.
Poland	Poland	Casinos Poland
Corporate and Other	Corporate and Other	Cruise Ships & Other
Corporate Other

The Company’s net operating revenue increased by $42.8 million, or 81%, and by $68.5 million, or 45%, for the three and nine months ended September 30, 2020,  compared to the three and nine months ended September 30, 2019.  Following is a summary of the changes in net operating revenue by reportable segment for the three and nine months ended September 30, 2020,  compared to the three and nine months ended September 30, 2019:

	Net Operating Revenue
	For the three months				For the nine months
	ended September 30,				ended September 30,
Amounts in thousands	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
United States	$62,647	$9,199	$53,448	581%	$139,908	$26,073	$113,835	437%
Canada	16,577	22,063	(5,486)	(25%)	37,479	60,353	(22,874)	(38%)
Poland	16,339	20,360	(4,021)	(20%)	40,793	60,221	(19,428)	(32%)
Corporate and Other	143	1,313	(1,170)	(89%)	1,286	4,343	(3,057)	(70%)
Consolidated	$95,706	$52,935	$42,771	81%	$219,466	$150,990	$68,476	45%

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

3/12

The Company’s earnings from operations increased by $11.5 million, or 331%, and decreased by ($28.4) million, or (298%), for the three and nine months ended September 30, 2020,  compared to the three and nine months ended September 30, 2019.   Following is a summary of the changes in earnings (loss) from operations by reportable segment for the three and nine months ended September 30, 2020,  compared to the three and nine months ended September 30, 2019:

	Earnings (Loss) from Operations
	For the three months				For the nine months
	ended September 30,				ended September 30,
Amounts in thousands	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
United States	$14,707	$1,813	$12,894	711%	$(13,690)	$4,793	$(18,483)	(386%)
Canada	3,069	3,527	(458)	(13%)	153	12,107	(11,954)	(99%)
Poland	202	1,591	(1,389)	(87%)	(1,708)	4,289	(5,997)	(140%)
Corporate and Other	(2,964)	(3,451)	487	14%	(3,627)	(11,665)	8,038	69%
Consolidated	$15,014	$3,480	$11,534	331%	$(18,872)	$9,524	$(28,396)	(298%)

Net earnings (loss) attributable to Century Casinos, Inc. shareholders increased by $3.3 million, or 678%, and decreased by ($55.7) million, or (5655%), for the three and nine months ended September 30, 2020,  compared to the three and nine months ended September 30, 2019.  Following is a summary of the changes in net earnings (loss) attributable to Century Casinos, Inc. shareholders by reportable segment for the three and nine months ended September 30, 2020,  compared to the three and nine months ended September 30, 2019:

	Net Earnings (Loss) Attributable to Century Casinos, Inc. Shareholders
	For the three months				For the nine months
	ended September 30,				ended September 30,
Amounts in thousands	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
United States	$7,656	$1,348	$6,308	468%	$(35,999)	$3,564	$(39,563)	(1110%)
Canada	1,880	1,623	257	16%	(4,102)	5,704	(9,806)	(172%)
Poland	86	775	(689)	(89%)	(1,134)	2,115	(3,249)	(154%)
Corporate and Other	(5,874)	(3,264)	(2,610)	(80%)	(13,480)	(10,398)	(3,082)	(30%)
Consolidated	$3,748	$482	$3,266	678%	$(54,715)	$985	$(55,700)	(5655%)

Items deducted from or added to earnings from operations to arrive at net earnings (loss) attributable to Century Casinos, Inc. shareholders include interest income, interest expense, gains (losses) on foreign currency transactions and other, income tax expense and non-controlling interests.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

4/12

Adjusted EBITDA** increased by $15.1 million, or 213%, and by $9.5 million, or 47%, for the three and nine months ended September 30, 2020 compared to the three and nine months ended September 30, 2019.  Following is a summary of the changes in Adjusted EBITDA** by reportable segment for the three and nine months ended September 30, 2020 compared to the three and nine months ended September 30, 2019:

	Adjusted EBITDA**
	For the three months				For the nine months
	ended September 30,				ended September 30,
Amounts in thousands	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
United States	$19,222	$2,301	$16,921	735%	$30,073	$6,383	$23,690	371%
Canada	4,425	4,854	(429)	(9%)	7,451	15,828	(8,377)	(53%)
Poland	981	2,473	(1,492)	(60%)	575	6,911	(6,336)	(92%)
Corporate and Other	(2,414)	(2,535)	121	5%	(8,063)	(8,616)	553	6%
Consolidated	$22,214	$7,093	$15,121	213%	$30,036	$20,506	$9,530	47%

Balance Sheet and Liquidity

As of September 30, 2020, the Company had $62.1 million in cash and cash equivalents and  $184.1 million in outstanding debt on its balance sheet compared to $54.8 million in cash and cash equivalents and $179.0 million in outstanding debt at December 31, 2019.  The outstanding debt as of September 30, 2020 included $168.7 million related to the Company’s credit agreement with Macquarie Capital (“Macquarie”),  $1.5 million of bank debt related to Casinos Poland, $8.9 million of bank debt related to Century Resorts Management GmbH (“CRM”), and $14.6 million related to a long-term land lease for Century Downs Racetrack and Casino (“CDR”), net of $9.7 million in deferred financing costs. The Company also has a $277.9 million long-term financing obligation under its triple net master lease for the three Acquired Casino properties (“Master Lease”), which has an initial annual rent of approximately $25.0 million.

Conference Call Information

Today the Company will post a copy of its quarterly report on Form 10-Q filed with the SEC for the quarter ended September 30, 2020 on its website at www.cnty.com/investor/financials/sec-filings/. The Company will also post a presentation of the third quarter results on its website at www.cnty.com/investor/presentations/.

The Company will host its third quarter 2020 earnings conference call today,  Friday,  November 6, at 8:00 am MST. U.S. domestic participants should dial 1-844-244-9160. For all international participants, please use 330-931-4670 to dial-in. Participants may listen to the call live at centurycasinos.adobeconnect.com/earningsrelease or obtain a recording of the call on the Company’s website until November 30, 2020 at www.cnty.com/investor/financials/sec-filings/.

* Amounts presented are rounded. As such, rounding differences could occur in period over period changes and percentages reported.

** Adjusted EBITDA and Adjusted EBITDA margin are Non-US GAAP financial measures. See discussion and reconciliation of Non-US GAAP financial measures in Supplemental Information below.

5/12

(continued)

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED FINANCIAL INFORMATION – US GAAP BASIS

Condensed Consolidated Statements of Earnings (Loss)

	For the three months		For the nine months
	ended September 30,		ended September 30,
Amounts in thousands, except for per share information	2020	2019	2020	2019
Operating revenue:
Net operating revenue	$95,706	$52,935	$219,466	$150,990
Operating costs and expenses:
Total operating costs and expenses	80,692	49,455	238,338	141,465
Loss from equity investment	—	—	—	(1)
Earnings (loss) from operations	15,014	3,480	(18,872)	9,524
Non-operating income (expense), net	(10,630)	(1,300)	(32,496)	(3,177)
Earnings (loss) before income taxes	4,384	2,180	(51,368)	6,347
Income tax provision	(428)	(1,133)	(3,535)	(3,219)
Net earnings (loss)	3,956	1,047	(54,903)	3,128
Net (earnings) loss attributable to non-controlling interests	(208)	(565)	188	(2,143)
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$3,748	$482	$(54,715)	$985

Earnings (loss) per share attributable to Century Casinos, Inc. shareholders:
Basic	$0.13	$0.02	$(1.85)	$0.03
Diluted	$0.13	$0.02	$(1.85)	$0.03

Weighted average common shares
Basic	29,576	29,453	29,553	29,444
Diluted	29,709	30,179	29,553	30,134

Condensed Consolidated Balance Sheets
	September 30,	December 31,
Amounts in thousands	2020	2019
Assets
Current assets	$81,045	$79,366
Property and equipment, net	490,178	503,933
Other assets	100,567	143,601
Total assets	$671,790	$726,900

Liabilities and Equity
Current liabilities	$68,900	$56,570
Non-current liabilities	489,633	498,255
Century Casinos, Inc. shareholders' equity	105,096	163,306
Non-controlling interests	8,161	8,769
Total liabilities and equity	$671,790	$726,900

6/12

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Constant Currency* Results

	For the three months			For the nine months
	ended September 30,			ended September 30,
Amounts in thousands	2020	2019	% Change	2020	2019	% Change
Net operating revenue as reported (US GAAP)	$95,706	$52,935	81%	$219,466	$150,990	45%
Foreign currency impact vs. 2019	(208)			782
Net operating revenue constant currency (non-US GAAP)*	$95,498	$52,935	80%	$220,248	$150,990	46%

Earnings (loss) from operations (US GAAP)	$15,014	$3,480	331%	$(18,872)	$9,524	(298%)
Foreign currency impact vs. 2019	38			85
Earnings (loss) from operations constant currency (non-US GAAP)*	$15,052	$3,480	333%	$(18,787)	$9,524	(297%)

Net earnings (loss) attributable to Century Casinos, Inc. shareholders as reported (US GAAP)	$3,748	$482	678%	$(54,715)	$985	(5655%)
Foreign currency impact vs. 2019	24			(27)
Net earnings (loss) attributable to Century Casinos, Inc. shareholders constant currency (non-US GAAP)*	$3,772	$482	683%	$(54,742)	$985	(5658%)

Gains and losses on foreign currency transactions are added back to net earnings in the Company’s Adjusted EBITDA** calculations. As such, there is no foreign currency impact to Adjusted EBITDA** when calculating Constant Currency* results.

Adjusted EBITDA Margins ***

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2020	2019	2020	2019
United States	31%	25%	22%	25%
Canada	27%	22%	20%	26%
Poland	6%	12%	1%	12%
Corporate and Other	(1688%)	(193%)	(627%)	(198%)
Consolidated Adjusted EBITDA Margin	23%	13%	14%	14%

7/12

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of Adjusted EBITDA** to Net Earnings (Loss) Attributable to Century Casinos, Inc. Shareholders by Reportable Segment.

	For the three months ended September 30, 2020
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$7,656	$1,880	$86	$(5,874)	$3,748
Interest expense (income), net (1)	7,051	525	6	3,005	10,587
Income taxes (benefit)	—	469	123	(164)	428
Depreciation and amortization	4,506	1,345	777	196	6,824
Net earnings attributable to non-controlling interests	—	165	43	—	208
Non-cash stock-based compensation	—	—	—	354	354
Loss (gain) on foreign currency transactions, cost recovery income and other	—	30	(56)	69	43
Loss on disposition of fixed assets	9	11	2	—	22
Adjusted EBITDA	$19,222	$4,425	$981	$(2,414)	$22,214

(1)

Expense of $7.1 million related to the Master Lease is included in interest expense (income), net in the United States segment. Expense of $0.5 million related to the CDR land lease is included in interest expense (income), net in the Canada segment. Cash payments related to the Master Lease and CDR land lease were $6.2 million and $0.4 million, respectively, for the period presented.

	For the three months ended September 30, 2019
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$1,348	$1,623	$775	$(3,264)	$482
Interest expense (income), net (1)	—	1,346	51	19	1,416
Income taxes (benefit)	465	367	518	(217)	1,133
Depreciation and amortization	488	1,327	797	217	2,829
Net earnings attributable to non-controlling interests	—	179	386	—	565
Non-cash stock-based compensation	—	—	—	358	358
Loss (gain) on foreign currency transactions and cost recovery income	—	12	(139)	11	(116)
Loss on disposition of fixed assets	—	—	85	44	129
Acquisition costs	—	—	—	297	297
Adjusted EBITDA	$2,301	$4,854	$2,473	$(2,535)	$7,093

(1)

Expense of $0.5 million related to the CDR land lease is included in interest expense (income), net in the Canada segment. Cash payments related to the CDR land lease were $0.5 million for the period presented.

8/12

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of Adjusted EBITDA** to Net (Loss) Attributable to Century Casinos, Inc. Shareholders by Reportable Segment.

	For the nine months ended September 30, 2020
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net loss attributable to Century Casinos, Inc. shareholders	$(35,999)	$(4,102)	$(1,134)	$(13,480)	$(54,715)
Interest expense (income), net (1)	21,286	1,504	23	9,719	32,532
Income taxes (benefit)	1,023	2,281	(123)	354	3,535
Depreciation and amortization	13,008	3,973	2,279	463	19,723
Net earnings (loss) attributable to non-controlling interests	—	377	(565)	—	(188)
Non-cash stock-based compensation	—	—	—	589	589
Loss (gain) on foreign currency transactions, cost recovery income and other (2)	30,746	3,476	91	(5,976)	28,337
Loss (gain) on disposition of fixed assets	9	(58)	4	2	(43)
Acquisition costs	—	—	—	266	266
Adjusted EBITDA	$30,073	$7,451	$575	$(8,063)	$30,036

(1)

Expense of $21.3 million related to the Master Lease is included in interest expense (income), net in the United States segment. Expense of $1.5 million related to the CDR land lease is included in interest expense (income), net in the Canada segment. Cash payments related to the Master Lease and CDR land lease were $16.7 million and $1.3 million, respectively, for the period presented.

(2)

Expense of $30.7 million and $3.4 million is included in the United States and Canada segments, respectively, related to the impairment of goodwill and intangible assets due to quantitative and qualitative impairment analysis performed related to the triggering events caused by COVID-19. Expense of $1.0 million is included in the Corporate and Other segment related to the impairment of the Company’s investment in an Argentina company due to assessments made related to the impact of COVID-19.

9/12

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

Reconciliation of Adjusted EBITDA** to Net Earnings (Loss) Attributable to Century Casinos, Inc. Shareholders by Reportable Segment.

	For the nine months ended September 30, 2019
Amounts in thousands	United States	Canada	Poland	Corporate and Other	Total
Net earnings (loss) attributable to Century Casinos, Inc. shareholders	$3,564	$5,704	$2,115	$(10,398)	$985
Interest expense (income), net (1)	—	3,856	142	65	4,063
Income taxes (benefit)	1,229	1,913	1,395	(1,318)	3,219
Depreciation and amortization	1,573	3,184	2,284	657	7,698
Net earnings (loss) attributable to non-controlling interests	—	1,099	1,056	(12)	2,143
Non-cash stock-based compensation	—	—	—	979	979
(Gain) loss on foreign currency transactions and cost recovery income	—	(465)	(419)	5	(879)
Loss (gain) on disposition of fixed assets	17	(1)	338	342	696
Acquisition costs	—	—	—	1,064	1,064
Pre-opening expenses	—	538	—	—	538
Adjusted EBITDA	$6,383	$15,828	$6,911	$(8,616)	$20,506

(1)

Expense of $1.7 million related to the CDR land lease is included in interest expense (income), net in the Canada segment. Cash payments related to the CDR land lease were $1.5 million for the period presented.

10/12

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

*  The impact of foreign exchange rates is highly variable and difficult to predict.  The Company uses a Constant Currency basis to show the impact from foreign exchange rates on current period revenue compared to prior period revenue using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of the Company’s ongoing operations, management believes that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from the Company’s net operating revenue,  earnings (loss) from operations and net earnings (loss) attributable to Century Casinos, Inc. shareholders. Constant currency results are calculated by dividing the current quarter or year to date local currency segment results, excluding the local currency impact of foreign currency gains and losses, by the prior year’s average exchange rate for the quarter or year to date and comparing them to actual U.S. dollar results for the prior quarter or year to date. The average exchange rates for the current quarter and the prior year third quarter are reported in Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Constant currency information is not a measure of financial performance under generally accepted accounting principles in the United States of America (US GAAP) and should not be considered a substitute for net operating revenue, earnings from operations or net earnings (loss) attributable to Century Casinos, Inc. shareholders as determined in accordance with US GAAP.

**    The Company defines Adjusted EBITDA as net earnings (loss) attributable to Century Casinos, Inc. shareholders before interest expense (income), net, income taxes (benefit), depreciation and amortization, non-controlling interests net earnings (loss) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, (gain) loss on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time transactions. Expense related to the Master Lease and CDR land lease is included in the interest expense (income), net line item. Intercompany transactions consisting primarily of management and royalty fees and interest, along with their related tax effects, are excluded from the presentation of net earnings (loss) attributable to Century Casinos, Inc. shareholders and Adjusted EBITDA reported for each segment. Not all of the aforementioned items occur in each reporting period, but have been included in the definition based on historical activity. These adjustments have no effect on the consolidated results as reported under US GAAP. Adjusted EBITDA is not considered a measure of performance recognized under US GAAP. Management believes that Adjusted EBITDA is a valuable measure of the relative performance of the Company and its properties. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above-mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue and the often high cost of acquiring existing operations. Adjusted EBITDA is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies within the gaming industry. Please see the reconciliation of Adjusted EBITDA to net earnings (loss) attributable to Century Casinos, Inc. shareholders above.

*** The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenue. Adjusted EBITDA margin is a non-US GAAP measure. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

11/12

CENTURY CASINOS, INC. AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL INFORMATION

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada; the Century Casino in Cape Girardeau and Caruthersville, Missouri, in Calgary and St. Albert, Alberta, Canada; Mountaineer Casino, Racetrack & Resort in New Cumberland, West Virginia; the Century Mile Racetrack and Casino (“CMR”) in Edmonton, Alberta, Canada; and Century Bets! Inc. (“CBS”). CBS and CMR operate the pari-mutuel off-track horse betting networks in southern and northern Alberta, respectively. Through its Austrian subsidiary, CRM, the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos throughout Poland; and a 75% ownership interest in Century Downs Racetrack and Casino in Calgary, Alberta, Canada. The Company operates four ship-based casinos. The Company, through CRM, also owns a 7.5% interest in, and provides consulting services to, Mendoza Central Entretenimientos S.A., a company that provides gaming-related services to Casino de Mendoza in Mendoza, Argentina. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY.

For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding future results of operations, including the impact of the acquisition of the Acquired Casinos on the Company’s results, the impact of the current coronavirus (COVID-19) pandemic, the adequacy of cash flows from operations and available cash to meet our future liquidity needs, particularly if we cannot operate our casinos due to COVID-19 or their operations are restricted, operating efficiencies, synergies and operational performance, the integration of the Acquired Casinos into our business, the prospects for and timing and costs of new projects, projects in development and other opportunities, our credit agreement with Macquarie and obligations under our Master Lease and our ability to repay our debt and other obligations, investments in joint ventures, outcomes of legal proceedings, changes in our tax provisions or exposure to additional income tax liabilities, and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2019, in Item 8.01 of our Form 8-K filed with the SEC on May 8, 2020, in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in subsequent periodic and current SEC filings we may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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